Exhibit 6.5

ADOPTION AGREEMENT

This Adoption Agreement (this “Adoption Agreement”) is executed by the undersigned (the “Investor”) with Virtuix Holdings Inc., a Delaware corporation (the “Company”), pursuant to the terms of: (i) the Amended and Restated Investors’ Rights Agreement dated as of March 10, 2016 (the “Investor Rights Agreement”), by and among the Company and the current holders of the outstanding shares of Series A Preferred Stock, Series 2 Seed Preferred Stock and Series Seed Preferred Stock of the Company (collectively, the “Existing Investors”), (ii) the Amended and Restated Right of First Refusal Agreement dated as of March 10, 2016 (the “First Refusal Agreement”), by and among the Company, the Existing Investors and the holders of Common Stock of the Company listed on Schedule B thereto, and (iii) the Voting Agreement dated as of March 10, 2016 (the “Voting Agreement”), by and among the Company, the Existing Investors and the holders of Common Stock of the Company listed on Schedule B.

By the execution of this Adoption Agreement, the Investor agrees as follows:

1.       Joinder to Agreements. Subject to and in consideration of the Investor’s acquisition of a Subordinated Convertible Promissory Note (the “Note”) that is convertible into shares of a future series of preferred stock of the Company or alternatively Series A Preferred Stock of the Company (the “Shares”) pursuant to the 2020 Convertible Promissory Note Purchase Agreement dated as of April 16, 2020, the Investor agrees that, subject to and upon the issuance of Shares to the Investor upon the conversion of the Note, the undersigned, and all shares of capital stock held by the Investor, shall be bound by and subject to the terms of each of the Investor Rights Agreement, the First Refusal Agreement and the Voting Agreement; and the Investor hereby agrees to become a party to each of the Investor Rights Agreement, the First Refusal Agreement and the Voting Agreement with the same force and effect as if the Investor were originally a party thereto who was named as an “Investor” thereunder.

3.       Notice. Any notice required or permitted by the Investor Rights Agreement, the First Refusal Agreement or the Voting Agreement shall be given to the Investor at the address listed beneath the Investor’s signature to this Adoption Agreement.

EXECUTED as of the date set forth below.

[Signature]	[Signature of Joint Owner, if Applicable]

[Print Name]	[Print Name of Joint Owner, if Applicable]

Address:	Address:

Email:	Email:

Date: ,2020	Date: ,2020

Acknowledged and accepted on ___________ __, 2020.

VIRTUIX HOLDINGS INC.

By:
Jan Goetgeluk,
Chief Executive Officer